Exhibit 99.1

Quarterly Update

October 10, 2003
By Bill Roper, Corporate Executive Vice President

Stock Price Performance Summary:

Stock Price	1-Quarter Change	1-Year Change	5-Year Annualized
$31.79	4.2%	12.3%	16.7%

This Quarterly Update provides information on the changes in the primary drivers of value since our last stock pricing, which occurred on July 11, 2003.

Although we have tried to simplify the explanation of the stock pricing process here by focusing on the primary drivers of value, keep in mind that many other factors are considered and can impact the stock price, and that our appraiser and the SAIC Board of Directors also consider events that occur up to the day the price is established and their potential impact (favorable or unfavorable) on the Company in the future. A more detailed description of these factors and the entire stock pricing process is provided in the Stock Pricing Overview on SAIC’s Employee Owner’s Network and SAIC’s stock prospectus.

Primary Drivers of Value

Our two primary drivers of stock value are SAIC operating performance and comparable companies’ stock price trading ratios. The comparable companies analysis performed by our appraiser enables an appropriate multiple to be applied to our operating performance metrics in order to establish a fair market value for our continuing business operations. So these two value drivers are considered together, with one serving as a multiplier for the other.

SAIC Operating Performance

As part of the stock pricing process, the appraiser and the Board assess the value of SAIC’s operating entities. One measure of our operating performance is after-tax segment operating income. This is the measure of operating performance reflected in the earnings term, or “P” element, of our stock pricing formula. Keep in mind that segment operating income is the stock price driver that we have the greatest ability to impact through our daily actions. Our trailing four quarters’ after-tax segment operating income, which represents the adjusted earnings or “P” component in our stock pricing formula, was $368.1 million or an increase of 2.6 percent over last quarter’s “P” element of $358.7 million.

As reported in our Form 10-Q for the second quarter of FY04, which ended July 31, 2003, our revenues increased 14 percent over the same period of the prior year, with operating income up 1 percent and segment operating income up 2 percent over the same period last year. This growth was driven by strong performance in our regulated segment, primarily our work for U.S. government customers, which more than offset declines in revenues and segment operating income in our non-regulated telecommunications and non-regulated other segments. For more information on the Company’s financial performance please see SAIC’s financial statements filed with the SEC.

Overall, the Company’s underlying operating performance had a favorable impact on our stock price.

Comparable Companies

As we’ve noted in the past, because of the proprietary nature of the appraiser’s analysis, including the appraiser’s actual weighting and adjustment of our comparable companies, we are not able to publish the appraiser’s actual appraisal report and calculated trading ratios.

As part of its proprietary process, the appraiser analyzes the 5-day trailing average of the trading ratios for our comparables. This is not the same as trading prices. A trading ratio represents the normalized ratio of each company’s stock price to various financial performance indicators. Currently, the appraiser considers the following ratios in analyzing our comparables: Price to Earnings; Price to Cash Flow; Enterprise Value (EV) to Earnings Before Interest & Taxes (EBIT); EV to Earnings Before Interest Taxes Depreciation & Amortization (EBITDA); EV to Future EBITDA; and EV to Revenue. Thus, if a company’s stock price and financial performance increase or decrease by the same percentage in a given quarter, its trading ratio remains unchanged, in part because of operating performance.

Remember that the appraiser may apply a premium to our value if we are out-performing our comparables or a discount to our value if we are under-performing our comparables. The appraiser from time-to-time places more or less emphasis on individual comparable companies in an attempt to refine its analysis to properly take into account discontinuous events that it believes are not representative. The updated list of comparable companies along with their ticker symbols is available on SAIC’s Employee Owner’s Network.

In the five days prior to the October 10, 2003 stock pricing, the normalized trading ratios of our comparables in the aggregate were up as compared to the five days prior to the July 11, 2003 pricing. Trading ratios were up for all tiers of comparables with the exception of the “top down” comparables, which were down as compared to last quarter. Although the trading multiples in the telecommunications tier increased as well, continued expectations that the current downward trend in Telcordia’s revenues and operating results will continue into FY05 had a negative impact on the valuation of Telcordia.

Overall, the market valuation levels of our comparable companies had a favorable impact on our stock price this quarter.

Summary

Taking all relevant factors into consideration, the SAIC Board of Directors established our stock price at $31.79 on October 10, 2003. This represents a 4.2 percent increase over last quarter, and a 12.3 percent increase over the past year.

This article explains some of the primary factors or drivers that have influenced the stock price in the last quarter. Individual Board members may have placed more or less weight on these or other factors than other directors. Further, this article does not purport to provide all of the data, analyses and facts considered by the Board, individual directors and the independent appraiser. The stock price is established by the Board of Directors as a group, and the Board collectively agreed on October 10, 2003 that $31.79 per share represented a fair market value for the Class A Common Stock.

Forward-looking Information

The foregoing document contains forward-looking statements, including statements regarding the intent, belief or current expectations of the Company and its officers with respect to, among other things, trends affecting the Company’s financial condition or results of operation and the impact of competition. Such statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those in the forward-looking statements as a result of various factors. Some of these factors include, but are not limited to: a decrease in or the failure to increase business with the U.S. Government, particularly in the defense and homeland security areas, regional Bell operating companies and international and commercial customers; the risks associated with our international business such as INTESA; the adverse impact the Iraq conflict may have on our revenues in fiscal year 2004; the ability of the Company to continue to identify, consummate and integrate additional acquisitions; the ability of the Company to competitively price its technical services and products; the risk of early termination of U.S. Government contracts; the risk of losses or reduced profits on firm fixed-price contracts and target cost and fee with risk sharing contracts; a failure to obtain reimbursement for costs incurred prior to the execution of a contract or contract modification; audits of the Company’s costs, including allocated indirect costs, by the U.S. Government; a downturn in economic conditions; limited market trade activity; legislative proposals; and other uncertainties, all of which are difficult to predict and many of which are beyond the control of the Company. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof.